Exhibit 99.1

NEWS RELEASE
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST
Contacts
Media:
Matthew Sherman / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors:
Art Crozier / Jennifer Shotwell / Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

FOR IMMEDIATE RELEASE – February 12, 2014	Page 1

DST SYSTEMS CONFIRMS RECEIPT OF DIRECTOR NOMINATIONS AND
PROPOSALS FROM ARGYROS GROUP

No Shareholder Action Required at this Time

KANSAS CITY, MO. – February 12, 2014 – DST Systems, Inc. (NYSE: DST) today confirmed that The Argyros Family Trust, together with its affiliates (collectively, the “Argyros Group”), submitted a notice of nomination of two director candidates to stand for election to the DST Systems Board of Directors at the Company’s 2014 Annual Meeting of Shareholders.  The notice also included certain shareholder proposals for consideration at the Annual Meeting.

DST issued the following statement:

The DST Board and management team value input from its shareholders, including those from the Argyros Group.  We are, and have always been, open to constructive suggestions that enhance value for the Company and all DST shareholders.

We want DST shareholders to be better informed of the purposes behind the Argyros Group’s public statements.  We believe that this is an attempt by the Argyros Group to distract DST shareholders from the Argyros Group’s true desire to reevaluate its current investment in DST in light of the recent significant changes occurring at the Argyros Group and the Argyros Group’s stated intent to re-evaluate its investment in the Company.  The DST Board and management team and its advisors have engaged in discussions with the Argyros Group and its advisors about options for its investment that would benefit not just the Argyros Group, but all shareholders.  We believe the Argyros Group seeks to use its proposals and the proxy process to gain leverage in these discussions for its own purposes.

The corporate governance proposals suggested by the Argyros Group are not new considerations for the Board.  DST has recently received proposals from other institutional shareholders about ideas to further improve the Company's corporate governance that are identical to all of the Argyros Group governance proposals.  The DST Board will include those governance proposals for consideration by DST shareholders at the 2014 Annual Meeting.

We question the Argyros Group’s motives in publicly criticizing the Company’s corporate governance practices, given that the Argyros Group, including Director George Argyros, Chairman of DST's Governance Committee, has approved the Company’s corporate governance structure.  In fact, five of the eight current DST directors have served on the DST Board for three years or less and all were supported by the Argyros Group.

The only new proposal offered by the Argyros Group relates to removal of DST's Rights Plan.  This proposal is clearly associated with the Argyros Group’s interest in facilitating greater flexibility in disposing of its investment, given its approximately 22% ownership of DST's stock.

Despite DST’s best efforts to engage productively with the Argyros Group, we believe the Argyros Group is undertaking a public campaign in order to fulfill its own financial interests in a manner that is inconsistent with the strategic objectives approved by the Board, including Messrs. Argyros and Brent Law, at the expense of the Company and all other DST shareholders.  The DST Board and management team are committed to enhancing value for all shareholders and will continue to work to achieve an outcome that is in the best interests of the Company and all DST shareholders.

DST shareholders are not required to take any action at this time.  The Nominating and Governance Committee of the Board will review the Argyros Group proposals and nominees in accordance with the Company’s corporate governance practice and policies.  The DST Board will present its recommendation regarding director nominations in its definitive proxy materials, including a white proxy card, which will be filed with the Securities and Exchange Commission.

About DST Systems
DST Systems, Inc. is a leading provider of information processing and servicing solutions to companies around the world. The largest provider of third-party shareholder recordkeeping services to the mutual fund industry, DST through its global enterprise also delivers strategically unified business, communications, and process management solutions to the asset management, brokerage, retirement, and healthcare markets. Headquartered in Kansas City, MO., DST is a publicly-traded company on the New York Stock Exchange. For more information, visit www.dstsystems.com.

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The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future  actions or results, including but not limited to those set forth in DST’s periodic reports (Forms 10-K or 10-Q) filed  from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events. Brand, service or product names or marks in this press release are trademarks or service marks, registered or otherwise, of DST Systems, Inc., DST subsidiaries or affiliates, or third parties.

DST intends to file a proxy statement with the Securities and Exchange Commission ("SEC") with respect to the 2014 Annual Meeting of Stockholders.  INVESTORS AND SECURITY HOLDERS OF DST ARE URGED TO READ ANY SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain that proxy statement, any amendments or supplements to that proxy statement and other documents filed by DST with the SEC free of charge at the SEC's website (www.sec.gov) or by directing a request to DST's Corporate Secretary at the address listed above or by calling Val Lake at (816) 435-8655.

DST and its directors, executive officers and other employees may be deemed to be participants in any solicitation of proxies from DST stockholders in connection with the matters to be considered at the 2014 Annual Meeting. Information about DST's directors and executive officers is available in DST's proxy statement, dated March 19, 2013, for its 2013 Annual Meeting of Stockholders. To the extent holdings of

DST's securities have changed since the amounts printed in the 2013 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Investors and security holders may obtain a free copy of any documents filed by DST with the SEC at the SEC's website (www.sec.gov) or by directing a request to DST's Corporate Secretary at the address listed above or by calling Val Lake at the telephone number set forth above.  You may also make any such request by emailing Val Lake at vllake@dstsystems.com.